JINJIANG E-GOVERNMENT PROJECT SYSTEMS REPAIR AND MAINTENANCE CONTRACT

JJC No. 05002

Party A: Jinjiang Gongcheng Management Service Co. Ltd.

Party B: Expert Network (Shenzhen) Company Limited

To ensure the long-term proper operation of all the systems of the Jinjiang E-government Project, a decision was made after the friendly negotiation between Party A and Party B, that Party B shall carry on the repairing and maintenance of the Jinjiang E-government Project systems' operation after the one-year free warranty period has been expired.  The specific terms are as follows:

1.    Scope and terms of Co-operation

Party A appoints Party B to repair and maintain Party A's E-government Project systems, the scope of which includes the repairing and maintenance of hardware and software systems provided by Party B.  The concrete serviceand commitments are stated in Appendix II of this Contract.

The scope of repair and maintenance includes the following systems that are being operated by Party A:

1        Jinjiang E-government Hardware Platform

2        Jinjiang E-government Security Platform

3        Jinjiang E-government Application Platform

4        Jinjiang E-government Unified Administration Approval System

5        Jinjiang E-government Portal Web

6        Jinjiang E-government Coordinated Office System

7        Jinjiang E-government Calling Station

8        Jinjiang E-government Geographic Information System

9        Jinjiang E-government Digital Archives System

10      Jinjiang E-government Emergency Commanding System

11      Jinjiang E-government Auxiliary Decision System

12      Jinjiang E-government Finance Monitoring System

13      Jinjiang E-government Statistic Data Analysis System

14      Jinjiang E-government Video Conference System

15      Jinjiang E-government One Card Communication System

2.     Repairing and Maintenance Period and Charges

1  Both Parties agree to start the system repair and maintenance work as stipulated in this Contract on February 1, 2006, which is one year after the free warranty period has expired.  Due to the uniqueness of the One Card Communication System, the repair and maintenance period also start on the said date. The maintenance period stipulated in this Contract is 3 years, starting from February 1, 2006 to January 31, 2009.

2    Both Parties agrees to the following calculation method of the repair and maintenance fee:

（1）   The annual repair and maintenance fee of the Hardware Platform, Security Platform and Application Platform shall be 8% of the original contract sum of the above mentioned systems.  The annual renewal fee of the Hardware platform parts shall be 5% of its original contract sum.

（2）    The total repair and maintenance fee of the remaining application systems shall be 3% of their total original contract sum.

（3）     Both Parties agree that the annual repair and maintenance fee shall be RMB Ten Million Six Hundred and Twenty Thousand only (￥ 10,620,000.00). Detailed quotation is listed in the Appendix 1 in this Contract.

（4）     Both Parties agree that the repair and maintenance fee for three years shall be RMB Thirty One Million Eight Hundred and Sixty Thousand only (￥ 31,860,000.00).

3.          Payment:

Annual total repair and maintenance fee shall be RMB Ten Million Six Hundred and Twenty Thousand only (￥10,620,000.00).  Party A shall pay Party B in two installments: the first installment shall be paid before February 10 of the year, the second installment shall be paid before September 10 of the same year.  Each installment shall equals to 50% of the annual repair and maintenance fee of that year, that is RMB Five million Three hundred and Ten thousand Dollars only (￥ 5,310,000.00).

4.      Rights and obligations of both Parties

1.      Rights and obligations of Party A

（1）     Paid the repair and maintenance fee to Party B on time.

（2）     Sign the Completion of Repair and Maintenance Certificate for the engineers of Party B to confirm completion of the repair and maintenance.

（3）    Criticize the engineers of Party B for failing to observe Party A's Information Management Regulations. If Party B's engineers reject to accept such criticism, Party A shall be entitled to complaint to Party B.  Party B shall punish the engineers accordingly.

（4）    The daily repair and maintenance of application systems is responsible by Party A's engineer, Party B's engineer shall provide technical advice on site.

2.      Rights and obligation of Party B

（1）    Entitle to terminate the service when Party A fails to make payment as agreed.

（2）   When Party A's systems suffer from serious malfunctioning which affect their normal operations and Party A can not solve the problems by itself, Party B's engineers shall, in order to guarantee the systems' normally operation, replace the damaged parts of the systems by spares parts within 5 working days.

（3）    The engineers appointed by Party B shall work on Party A's site at the designated time and solve all the problems occur to the application systems.

（4）    Party B's staffs shall observe Party A's Information Management regulations when they work on Party A's site.

（5）    The scope of serviceto be rendered by Party B during the repair and maintenance period is specified in Appendix 2 of this Contract.

5.      This Contract shall be effective from February 1, 2006 to January 31, 2009.

6.      This Contract is made in duplicate that have equal legal effect.  Any unsolved matter of this Contract shall be settled upon friendly negotiation between both Parties.

7.     The Appendixes are the integral parts of this Contract which have the same legal effect.

Appendix 1:    Jiajiang E-government system detailed quotation of annual repair and maintenance Fee

Appendix 2:    Jiajiang E-government system service pledge during repair and maintenance period

(No content of this Contract is included in this page)

Party A:	Party B:
Jinjiang Gongcheng Management Service Co. Ltd.	Expert Network (Shenzhen) Company Limited

Representative: (signed and sealed)	Representative: (signed and sealed)
Signing date: January 30, 2005	Place of Signing: Jinjiang City of Fujian Province

Appendix 1 一

Jiajiang E-government system detailed quotation of annual repair and maintenance fee

Items	Original Contract Sum	Annual Repair and Maintenance Fee	Remarks

Hardware Platform	￥24,749,683.00	￥1,979,974.64	8% of the original Contract sum
Security Platform	￥21,540,383.00	￥1,723,230.64	8% of the original Contract sum
Application Platform	￥7,245,402.00	￥579,632.16	8% of the original Contract sum
Unified Administration Approval System	￥13,961,359.00,	￥418,840.77	3% of the original Contract sum
Portal Web	￥2,545,682.00	￥76,370.46	3% of the original Contract sum
Coordinated Office System	￥18,204,162.00	￥546,124.86	3% of the original Contract sum
Calling Station	￥16,173,419.00	￥485,202.57	3% of the original Contract sum
Geographic Information System	￥24,477,708.00	￥734,331.24	3% of the original Contract sum
Digital Archives System	￥5,475,754.00	￥164,272.62	3% of the original Contract sum
Emergency Commanding System	￥19,582,167.00	￥587,465.01	3% of the original Contract sum
Auxiliary Policy System	￥19,582,167.00	￥587,465.01	3% of the original Contract sum
Finance Monitoring System	￥3,916,433.00	￥117,492.99	3% of the original Contract sum
Statistic Data Analysis System	￥2,545,681.00	￥76,370.43	3% of the original Contract sum
Video Conference System	￥8,007,258.00	￥240,217.74	3% of the original Contract sum
One Card Communication System	￥35,600,000.00	￥1,068,000.00	3% of the original Contract sum
Sub-total		￥9,384,991.14
Hardware and parts replacement fee		￥1,237,484.15	5% of the original Contract sum
Total		￥10,622,475.29

The Annual Repair and Maintenance Quotation after discount: RMB Ten Million Six Hundred and Twenty Thousand Dollars Only (￥10,620,000.00).

(sealed)

Appendix 2:

JINJIANG E-GOVERNMENT SYSTEM SERVICE PLEDGE

DURING REPAIR AND MAINTENANCE PERIOD

During the period of repair and maintenance of Jinjiang E-government, Expert Network (Shenzhen) Company Limited shall set up an office in Jinjiang to act as a department which directly manage the Jinjiang E-government system's repair and maintenance business and provide full service for the Jinjiang E-government system's operation.

1.       Scope of Services

We shall provide quality maintenance service under the following conditions:

（1）         The hardware equipments which are purchased and assembled by us.

（2）         The software which are purchased and installed by us.

（3）         The business application software which is developed by us.

2.       ''Technical Support Service of System'' Plan

     The E-government system has to be a permanently non-stop system, as a result the technical support becomes more essential. In consideration of the special characteristics of the system, we have developed two technical support plans which are aimed at the entire Jinjiang E-government system's operation:

''Regular Technical Support Services'' Plan

    Repair and maintenance of the daily operation of the system and the technical support (answering enquires towards the problems and problems that will not affect the basic functioning of the system) of the usual breakdown, and also provide daily maintenance and system optimization service which are aimed at the system.

''Emergency Technical Support Services'' Plan

    Technical support for the severe breakdown of the system (affect the basic functioning of the system or main equipment/parts have problem).

3.       ''Routine Technical Support Services'' Plan

Provides two levels of regular service combination as follows:

    (1) Fundamental Support---- the so-called ''all weather services'' (7X24), which provides the standard technical support service of our company, including providing ''all weather services'' to customers 24 hours a day and 7 days a week, telephone support service after the normal working hours and the common service series for repairing the returned equipment. The purpose of these services is to help customers to solve their problems in the operation of the system so that the system can be operated continuously and steadily.

      (2) Enhancement Support---- the so-called ''personalized and optimized services'' which is aimed at helping customers to enhance the usability of the system and to optimize the system, so that the system is always maintained in the best condition.

3.1    Fundamental Services

    ''Fundamental Services'' plan is a set of service that is related to the integration of the system, network and application system which is made with a focus on the necessary daily repair and maintenance of customers' general system. In addition to the telephone support provided by our well experienced engineers, customers will also get our powerful support in repairing and maintaining their software and replacing their hardware and parts which enables them to obtain good quality service with lower cost.

     Mode of Service and contents

7X24 hours telephone support:  Customers will get our telephone technical support service at any time. You can direct call our technical support hotline to contact our support centre engineers whenever need, we shall supply our fast service for you.

Long Distance call dial-in: After we received any report of malfunctioning of the system from the Customers, if it is necessary to connect customers to make the detail examination, our technical support engineer would proceed to a long distance call dial-in analysis through the security modem in order to get a direct and fast diagnosis of the software and hardware problems.

Software repair and maintenance: we provide professional software service including strong technical support to guarantee your software system running in the stable and normal condition.

Hardware repair services: when malfunctioning of your hardware system occurs, we shall provide the common service series for repairing the returned equipment in order to mitigate any inconvenience caused by the malfunction of the hardware.

Advance notice service: this is an active service based on the internet, which notifies our customers via email and other technologies, such as internet technical communication about the material technical problems of their systems and the corresponding solutions that are stated in the technical support engineers' report.

Classification of malfunctions: this classification has clear settlement time standard for each grade of malfunctions and is supervised by our customers.

On site support and local training: For any incidences of technical problems that cannot be solved over phone we shall send our experienced professional technicians to the site of the reporting customers to solve the systems' or software problems after receiving the report of malfunctioning from our customers and we can also carry out on site technical training which is aimed at solving such problems.

Full customers support: We shall appoint specialized customer representatives to be fully responsible for the service of specific customers. By way of our standardized customer management system and full customers support plan, our customers representatives shall pay regular visits to customers in order to understand the existing problems and satisfy the requirement of customers.

Technical inquiry: When you are in need of help for the daily repair and maintenance of your network, or when you are in need of technical support to help you to solve the problems, our fully experiences technical support engineers can help you and provide you with powerful technical inquiry service.

3.2       Enhanced Support Service

''Enhanced Support Service'' is developed to target the major duty system of customers. This service provides higher level of service planning, prevention of problems and rapid recovery of system function to customers.  The ''Enhanced Support Service'' is a comprehensive service plan which is supported by our active and customer-oriented service.  Every services provided under this ''Enhanced Support Service'' is helpful in maintaining the safe and reliable continuous running of the customers' major duty business system.

Network operation protecting service

Provides regular examination, evaluation of the network operating condition and carry out statistic and analysis for the network's properties, agreement distribution and data flow in order to provide more detailed analysis report.

Analyze the system's warning, abnormal condition and information errors so that any potentially hidden problems can be revealed and precaution can be taken.

Arrive at the location of the equipment or system immediately when breakdown occurs and provide the spare parts or spare equipments and solve the problem in a short period, minimize to the greatest extent the suspension time of the system's operation and ensure the system is in stable running;

Regular arrangement of the daily operation of the system, answer the inquiries related to the management of the system's operation and on-site support;

Regular network technology seminar, new product and new technology exchange;

Upgrade system software;

Upgrade network system, inquiry for the technology modification plan etc.

Service for the protection of server operation

Perform regular examination on the major business server and the operating system of it as well as the ORACLE database system;

Arrive at the location of the equipment and system immediately when breakdown occurs and provide spare parts or spare equipments and solve the problem in a short period, minimize to the greatest extent the suspension time of the system's operation;

Evaluation, optimization and proposal for upgrade of the server's properties,;

Regular arrangement of the daily operation of the system, answer the inquiries related to the management of the system's operation;

Service for the protection of system operation

Support different kinds of service terminals system of enterprises and the servers which operate these system, perform regular system examination, analyze the system's properties and possible bottle necks and hidden problems to ensure the system is running steadily. Immediate on location support when serious malfunctioning occurs; provides spare parts and spare equipments according to actual needs; telephone technology support; regular technology exchange.

Security service for system security

Assist you to establish and protect an integrated, persistently effective security system as well as ensure the security of the entire system;

Assist you to set up different kinds of system security products such as firewall, monitoring system for the invasion as well as upgrade these security products;

Perform regular security examination and faults scan on the operating system, application program, database, network equipment, firewall etc.; perform regular examination on the security journal, perform regular security risk evaluation on the entire system, make immediate remedy if hidden problems and faults are discovered;

Perform quick response when security emergency occurs, proceed with invasion analysis, look for the back up files, keep the evidence, trace the source of invasion and promptly recover the normal network system operation;

Carry out regular security technology training and exchange;

Promptly Report new ways of security attack, newly discovered faults and precaution to them etc.

Security service for anti-virus

Assist you to select the appropriate anti-virus products, construct and keep the integrated and persistently effective anti-virus system and upgrade the virus code promptly to ensure the system security;

Perform regular and automatic network virus and Trojan scanning;

Report promptly the newly discovered faults of the system, the latest virus information and the methods of precaution;

Perform regular anti-virus technology and system management exchange;

Once the virus breakthrough the anti-virus system and cause inter network viral infection, on site support shall be available immediately and to assist in the set up of the data back up system in order to ensure the security of the data.

4.      Emergency response technology support service plan

Our Company's Jinjiang office is the technology support centre of the Jinjiang municipality e-government engineering system, which is responsible for the daily repair and maintenance of the system and is composed of system engineers, experienced technology support engineers. The staff of the centre will arrive at the location of system immediately when severe malfunctioning occurs. They shall help the customers to solve the problems, and inform the headquarter of the company and the relative manufacturers. When the problems are beyond the control of the technology support centre, then headquarter of the Company shall be responsible for the liaison and negotiation to solve the problems.

Set up three levels spare parts base.

We shall provide the equipment that is needed to customers promptly when the severe malfunctioning occurs. We shall then carry out an analysis for responsibility on the event after solving the problem and confirm the expenses incurred.

5.         Service for system upgrade and capacity expansion

Maintaining the persistent expandability of the system is the basic principle of construing the emergency command information system. The areas of the customers' system that need upgrade are as follows:

Function upgrade;

Capacity upgrade;

Besides the guarantee for the capacity upgrade, we shall also consider the following:

Steadiness;

Security;

Recoverability; and

Investment consideration.

Therefore, we understand that the customers' upgrade demands are not limited to guarantee of the equipments, but also take into consideration of the entire system and provide customers with a flexible application platform. Our service shall provide customers with reliable upgrade and expansion guarantee.